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                                                                EXHIBIT 10.12

                         UNITED INDUSTRIES CORPORATION

January 22, 2001                            VIA FEDERAL EXPRESS

Mr. John Timony
2440 W. Steeple Chase Circle
Libertyville IL 60048

RE:  Offer of Employment

Dear John:

The purpose of this letter is to confirm the terms and conditions of our offer of employment to you.

1. JOB TITLE & START DATE: As of your starting date, you will be employed as Senior Vice President of Operations for the Spectrum Brands Division of United Industries Corporation ("UIC"). In this position, you will devote your full time and attention to the business and affairs of UIC. You will start work at UIC's headquarters at 8:00 am on Monday, February 5, 2001.

2. BASE SALARY: Your base salary will be at the annualized rate of $220,000, payable in equal monthly increments, less legally required federal and state tax withholdings, and such other payroll deductions as you may authorize.

3. INCENTIVE COMPENSATION: With regard to bonus and incentive compensation, you will be a participant in an incentive compensation plan (a description of the plan is attached as "ITEM 3 EXHIBIT"), with payment based on UIC's attainment of certain financial and operational targets. Your bonus potential per year under the plan can be fifty percent (50%) of your base salary if 100% of Target EBITDA is achieved, and up to sixty percent (60%) of base salary if 105% of Target EBITDA is achieved. Your participation for 2000 will reflect an appropriate partial year proration from your start date through year-end.

4. STOCK OPTIONS: You will be granted stock options under UIC's 2001 Stock Option Plan to purchase up to 200,000 shares of UIC stock at an exercise price of $2.00 per share when you sign the United Industries Corporation Stock Option Agreement which will be substantially as set forth in the form attached as "ITEM 4 EXHIBIT". With respect to a Change of Control of UIC, in the event there is a Sale of UIC as defined in Section 4.1 of the United Industries Corporation Stock Option Agreement, vesting of your options will be accelerated as provided in the UIC Stock Option Agreement.

5. VACATION PAY: You will be entitled to four (4) weeks of paid vacation per year.

6. RELOCATION EXPENSES: Reimbursement of certain out-of-pocket expenses you may incur in relocating to St. Louis will be provided by UIC in accordance with its current Relocation Policy. A copy of the Relocation Policy is attached as "ITEM 6 EXHIBIT". To the extent provided in UIC's Relocation Policy, you will be reimbursed for the real estate commission on the sale of your existing principal residence, and your travel expenses (including coach airfare) for two (2) house hunting trips to St. Louis. You understand that if you resign or are terminated for cause before completing six (6) months of consecutive service with UIC, you will be obligated to repay to UIC the full amount of your relocation expenses you may have incurred through the termination date, which expenses UIC has paid or is obligated to pay to third parties as of that date.

7. OTHER BENEFITS: You will be entitled to receive the usual group benefits generally available to other UIC executives. Unless otherwise specified in this letter, your benefits will consist of whatever benefit programs may be in effect from time to time for UIC executives, subject to eligibility requirements set forth in the applicable benefit plans. Benefit programs may be increased, decreased, changed or discontinued at any time. Details of

                    8825 PAGE BOULEVARD, ST. LOUIS, MO 63114
                            TELEPHONE (314)427-0780

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                                                                            COPY

UIC's benefit programs are explained in the "Benefits Basics" brochure included with this letter as "ITEM 7 EXHIBIT."

8. BUSINESS CODE OF CONDUCT: The ITEM 8 EXHIBIT attached to this letter includes the Spectrum Brands Business Code of Conduct. You agree to abide by the terms thereof at all times.

9. NONCOMPETITION AND NONSOLICITATION COVENANTS: THE ITEM 9 EXHIBIT attached to this letter states your nonsolicitation and noncompetition obligations.

10. NO BREACH OF OTHER COVENANTS: By signing this letter, you confirm your representations to UIC that you are not subject to any noncompetition covenants or other legal obligations which prevent you from being employed at UIC and that you agree to defend, indemnify and hold UIC harmless in the event you breach any such covenants.

11. SEVERANCE: UIC acknowledges that you may terminate your employment at any time, with or without cause, by notice to UIC to that effect. You agree to continue to perform the duties of your employment for such reasonable period as UIC may request, not exceeding 30 days, after the date of your termination notice to UIC. You acknowledge that UIC may terminate your employment at any time, with or without cause, by notice to you to that effect. If UIC terminates your employment without cause, then as consideration for your execution of a general release of UIC in the form attached to this letter as ITEM 11 EXHIBIT, UIC will pay you an amount equal to six (6) months of your base salary, payable in twelve (12) equal consecutive monthly installments, commencing on the last day of the month following the month in which your employment terminates.

By your signing this letter, you agree to all of the terms expressed in this letter and all its exhibits. If this letter is acceptable to you, please sign and return the enclosed copy of this letter to my attention. You may also fax to me the letter bearing your signature (fax to 314-253-5924). Our offer will remain open for your acceptance until 5:00 p.m. CDT on Wednesday, January 22, 2001. If I do not receive this letter with your countersignature by that time, our offer will be withdrawn.

Sincerely,


/s/ Robert L. Caulk
--------------------
Robert L. Caulk
President and Chief Executive Officer


Accepted this __________day of ________, 2001:
                                                          ----------------------
                                                               John Timony


                    8825 PAGE BOULEVARD, ST. LOUIS, MO 63114
                            TELEPHONE (314)427-0780